Exhibit 99.1

November 3, 2010	Edward Vallejo
Vice President, Investor Relations
T: 856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Director, Communications
T: 856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS STRONG THIRD QUARTER RESULTS

•	Revenues increase 15.7 percent or $107.0 million quarter-over-quarter to $786.9 million

•	Net income increases 35.4 percent or $32.5 million quarter-over-quarter to $124.1 million

•	Earnings per share increase 37 percent or $0.19 quarter-over-quarter to $0.71 per share for third quarter 2010

•	Operating Cash Flows increase 24.5 percent for the nine months ended September 30, 2010

•	Company expects results toward the upper end of 2010 earnings guidance range

VOORHEES, N.J., November 3, 2010 – American Water Works Company, Inc. (NYSE: AWK), the largest investor-owned U.S. water and wastewater utility company, today reported results for the third quarter ended September 30, 2010. For the quarter, the company reported operating revenues of $786.9 million, a $107.0 million or 15.7 percent increase over the same period in 2009.

Net income in the third quarter was $124.1 million, or $0.71 per basic and diluted common share, compared with $91.6 million or $0.52 per basic and diluted common share in the third quarter of 2009, an increase of 35.4 percent and 37 percent, respectively.

“We are pleased with the strong results of this quarter, reporting double-digit increases in revenues, cash flow, net income and earnings per share,” said Jeff Sterba, president and chief executive officer of American Water. “The results of the quarter reflect that the company continues to drive its core strategies, making prudent investments to ensure reliable service and striving to earn an appropriate return on those needed investments. The results also demonstrate our commitment to drive operational excellence. While there is still work to be done, the recent performance shows real progress in that regard.”

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In the third quarter 2010, the company’s Regulated Businesses’ revenues increased by $92.1 million or 14.8 percent over the prior year’s period. The increase was primarily a result of new rates awarded in recognition of the company’s infrastructure investment, as well as increased water sales.

The company’s Non-Regulated Businesses’ revenues increased by $15.1 million, or 23.1 percent, for the third quarter of 2010 as compared to the prior year’s third quarter. The increase was mainly attributable to higher revenues in Contract Operations, specifically revenue increases from its industrial and military contracts.

The company’s gross margin improved overall from 32 to 35 percent, primarily based on the company’s continued focus on improvement in operating efficiencies. Both revenues and expenses increased overall due to the normally higher volume of water used in the third quarter.

Net cash provided by operating activities for the nine months ended September 30, 2010, increased approximately $115.5 million or 24.5 percent to $587.0 million.

Capital expenditures for the nine months ended September 30, 2010, were $522.1 million compared to $592.9 million for the same period in the prior year. The company expects that it will be at the lower end of its $800 million to $1 billion dollar annual capital investment range in 2010. The company has started several large capital projects this year in New Jersey, Pennsylvania and Indiana and recently put into service its new $164 million water treatment plant and pipeline in Kentucky.

“After two years of construction and installation of 31 miles of watermain, our subsidiary in Kentucky brought its new 20 million gallon-per-day water treatment plant on-line last month,” said Sterba. “The new plant has already provided a much-needed additional water supply for Central Kentucky given the dry weather the region experienced in the last few months. This project is a great example of the investments American Water makes to ensure reliable service to customers.”

In the third quarter, the company received authorization to implement $3.1 million in infrastructure surcharges. The company also filed one rate application during the third quarter requesting approximately $10.0 million in increased annualized revenues. The extent to which these rate increase requests will be granted by the applicable regulatory agencies will vary. As of October 29, 2010, including three states for which interim rates are in effect, the company was awaiting final orders for general rate cases in nine states, requesting $216.7 million in total additional annual revenues.

As of September 30 and October 29, the company had no borrowings outstanding under its $850.0 million credit facilities. Commercial paper outstanding at September 30 and October 29 was $164.0 million and $135.6 million, respectively.

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American Water continued to provide new water solutions to communities facing water challenges, most recently expanding reliable services in West Virginia to several hundred people. The company is also offering to extend water service, at the request of the Pennsylvania Department of Environmental Protection, to the community of Dimock, where residents are dealing with contaminated wells. Its Applied Water Management subsidiary was also awarded a $4.5 million contract to build a wastewater treatment plant in Islip, New York. This is the second contract awarded to Applied Water Management in the last several months. The plant will serve approximately 1,700 people.

On October 29, 2010, American Water’s Board of Directors declared a quarterly cash dividend of $0.22 per common share in recognition of the Company’s financial performance.

2010 Earnings Guidance

On August 3, 2010, American Water adjusted its 2010 earnings guidance to an estimated range of $1.42 to $1.52 per share. At this time there are no changes to the guidance, though the company anticipates being at the upper end of the guidance. The company’s earnings forecasts are subject to numerous risks, including those described under “Forward-Looking Statements” below and under “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Third Quarter 2010 Earnings Conference Call

The third quarter 2010 earnings conference call will take place Thursday, November 4, 2010, at 9:00 a.m. Eastern Daylight Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s Web site at www.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through November 11, 2010, by dialing 303-590-3030 for U.S. and international callers. The access code for replay is 4371260. The online archive of the webcast will be available through December 6, 2010, by accessing the Investor Relations page of the company’s Web site located at www.amwater.com

About American Water

Founded in 1886, American Water is the largest investor-owned U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs more than 7,000 dedicated professionals who provide drinking water, wastewater and other related services to approximately 16 million people in 35 states and Ontario and Manitoba, Canada.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking

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statements are predictions based on our current expectations and assumptions regarding future events and may relate to, among other things, our future financial performance, including earnings, our growth strategies, our ability to finance current operations and growth initiatives, trends in our industry, regulatory or legal developments or rate adjustments. Actual results could differ materially because of factors such as the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates; changes in laws, governmental regulations and policies, including environmental, health and water quality and public utility regulations and policies; weather conditions, patterns or events, including drought or abnormally high rainfall; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; our ability to appropriately maintain current infrastructure and manage the expansion of our business; our ability to obtain permits for projects; changes in our capital requirements; our ability to control operating expenses and to achieve efficiencies in our operations; our ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for our operations; our ability to successfully acquire and integrate water and wastewater systems that are complementary to our operations and the growth of our business; cost overruns relating to improvements or the expansion of our operations; changes in general economic, business and financial market conditions; significant changes to our business processes and corresponding technology; access to sufficient capital on satisfactory terms; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase our cost and funding requirements; the incurrence of impairment charges; migration of customers into or out of our service territories; difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions; ability to retain and attract qualified employees; and civil disturbance, labor strikes or terrorist threats or acts or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s business, please refer to American Water’s annual, quarterly and periodic SEC filings. The Company undertakes no duty to update any forward-looking statement.

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American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Operations (Unaudited)

In thousands except per share data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Operating revenues	$786,946	$679,956	$2,046,222	$1,842,866

Operating expenses
Operation and maintenance	378,034	340,862	1,053,320	985,861
Depreciation and amortization	79,431	74,854	232,156	216,939
General taxes	55,316	50,618	164,610	154,814
Loss (gain) on sale of assets	210	(784)	133	(976)
Impairment charge	—	—	—	450,000

Total operating expenses, net	512,991	465,550	1,450,219	1,806,638

Operating income	273,955	214,406	596,003	36,228

Other income (expenses)
Interest, net	(74,858)	(74,124)	(232,307)	(219,791)
Allowance for other funds used during construction	2,586	2,290	7,144	9,208
Allowance for borrowed funds used during construction	1,814	1,674	4,465	5,537
Amortization of debt expense	(1,285)	(2,135)	(3,233)	(5,158)
Other, net	511	(310)	2,508	(605)

Total other income (expenses)	(71,232)	(72,605)	(221,423)	(210,809)

Income (loss) before income taxes	202,723	141,801	374,580	(174,581)
Provision for income taxes	78,609	50,165	146,907	94,873

Net income (loss)	$124,114	$91,636	$227,673	$(269,454)

Income (loss) per common share:
Basic	$0.71	$0.52	$1.30	$(1.62)

Diluted	$0.71	$0.52	$1.30	$(1.62)

Average common shares outstanding during the period:
Basic	174,859	174,595	174,785	165,992

Diluted	175,062	174,691	174,919	165,992

Dividends per common share	$0.22	$0.21	$0.64	$0.61

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American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheets (Unaudited)

In thousands

			September 30, 2010	December 31, 2009
Cash and cash equivalents			$23,501	$22,256
Other current assets			603,898	476,871
Total property, plant and equipment			11,013,347	10,677,393
Total regulatory and other long-term assets			2,342,929	2,276,131

Total Assets			$13,983,675	$13,452,651

Short-term debt			$181,841	$119,497
Current portion of long-term debt			43,984	54,068
Other current liabilities			515,599	433,827
Long-term debt			5,395,350	5,312,126
Total regulatory and other long-term liabilities			2,700,816	2,554,437
Contributions in aid of construction			1,010,332	973,280
Total stockholders’ equity			4,135,753	4,005,416

Total Capitalization and Liabilities			$13,983,675	$13,452,651

Condensed Consolidated Statements of Cash Flows (Unaudited)
In thousands

			Nine Months Ended September 30,
			2010	2009
Net cash provided by operating activities			$587,027	$471,551
Net cash used in investing activities			(505,952)	(526,211)
Net cash (used in) provided by financing activities			(79,830)	52,949

Net increase (decrease) in cash and cash equivalents			1,245	(1,711)
Cash and cash equivalents at beginning of period			22,256	9,542

Cash and cash equivalents at end of period			$23,501	$7,831

Operating Expenses Excluding Impairment Charge (A Non-GAAP, Unaudited Number)
In thousands

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Total operating expenses, net	$512,991	$465,550	$1,450,219	$1,806,638
Less: Impairment charge	—	—	—	450,000

Total operating expenses excluding impairment charge	$512,991	$465,550	$1,450,219	$1,356,638

Net Income (Loss) Excluding Impairment Charge (A Non-GAAP, Unaudited Number)
In thousands

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income (loss)	$124,114	$91,636	$227,673	$(269,454)
Add: Impairment charge	—	—	—	450,000

Net income excluding impairment charge before associated tax benefit	124,114	91,636	227,673	180,546
Less: Income tax benefit relating to impairment charge	—	—	—	6,976

Net income excluding impairment charge	$124,114	$91,636	$227,673	$173,570

Net income per common share excluding impairment charge:
Basic	$0.71	$0.52	$1.30	$1.05

Diluted	$0.71	$0.52	$1.30	$1.05

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